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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                            Stillwater Mining Company
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             (Exact Name of Registrant as Specified in Its Charter)


              Delaware                                  81-0480654
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(State of Incorporation or Organization)    (I.R.S. Employer Identification No.)



737 Palladium Place, Columbus, Montana                    59019
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(Address of Principal Executive Offices)                 (Zip Code)


         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]


         Securities to be registered pursuant to Section 12(b) of the Act:

               Title of Each Class            Name of Each Exchange on Which
                to be Registered              Each Class is to be Registered
                ----------------              ------------------------------

        Common Stock, $0.01 par value           New York Stock Exchange


         Securities to be registered pursuant to Section 12(g) of the Act:


                                      None
                                (Title of Class)



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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         The capital stock of Stillwater Mining Company (the "Company" or "Registrant") to be registered on the New York Stock Exchange, Inc. (the "Exchange") is the Registrant's Common Stock with a par value of $0.01 per share. Holders of the Company's common stock are entitled to one vote for each share held on all matters submitted to the stockholders, except that they have cumulative voting rights with regard to the election of directors. Holders of the Company's common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding preferred stock. In the event of the Company's liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all of the Company's assets remaining after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. The outstanding shares of the Company's common stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of the Company's common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which the Company may designate and issue in the future.

         Certain provisions of the Registrant's Certificate of Incorporation were designed to make the Registrant a less attractive target for an outsider who does not have the support of the Company's directors. Under these provisions, the following matters require either (i) a favorable vote by the stockholders holding at least two-thirds (2/3) of the then issued and outstanding shares of the Common Stock or (ii) the favorable vote of stockholders holding at least a majority of the then issued and outstanding shares of Common Stock if such matter has received the favorable vote of at least seventy-five percent (75%) of the entire Board of Directors: (a) the merger or consolidation of the Registrant or any of its subsidiaries with any other entity (except in connection with a merger consummated for the sole purpose of changing the jurisdiction of organization of the Registrant or any of its subsidiaries; (b) a sale in one transaction or a series of related transactions of all or substantially all of the Registrant's assets or
         (c) certain amendments to the Registrant's Certificate of Incorporation. While the foregoing provisions will not necessarily prevent take-over attempts, they should discourage an attempt to obtain control of the Registrant in a transaction not approved by the Registrant's Board of Directors by making it more difficult for a third party to obtain control in a short time and impose its will on the remaining stockholders of the Registrant.

ITEM 2.  EXHIBITS.

    Number                           Description
    ------                           -----------
     1 All exhibits required by Instruction II to Item 2 will be supplied to the New York Stock Exchange.



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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                              Stillwater Mining Company.
                                              (Registrant)


Date:  June 13, 2001                          By:  /s/ Harry C. Smith
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                                                   Harry C. Smith
                                                   President and Chief Operating
                                                   Officer